Sales Agency and Personal Services Agreement

This letter of agreement is between Marco Polo World News Inc. (the “Company”), doing business at suite 302, 3680 East Hastings Street, Vancouver, BC, V5K 2A9 and Mr. Rino Vultaggio (the “Agent” and “Contractor”).

he Company and the Agent (the “parties”) wish to enter into a non-exclusive Sales Agency Agreement for the province of British Columbia, Canada geographical areas and other regions as may be negotiated from time to time by the parties. Further the parties wish to enter into a Personal Services Agreement, whereby the contractor will be acting as the newspaper Publisher and Chief Editor.

It is understood, agreed and relied upon that the agent/contractor, in the performance of his duties and responsibilities, will offer his undivided services on a full time basis. Additionally he will secure the services of others, when necessary, to act as Company’s agents in the designated geographical area to market advertisement space and to carry out other functions, as required, for the Company’s publication, Marco Polo, (the “Newspaper”).

As agent he will carry out its duties and responsibilities as described herein:

Duties and Responsibilities of the Agent:

1.	On a non-exclusive basis, sell Advertisement space for the company’s newspaper in the province of British Columbia, Canada within pricing parameters and timetables established by the company. All sales, organizational and marketing activities, will be carried out according to company’s policy and strategy.

2.	Hire additional sales representatives, when and if required and with company’s prior approval, to assist the agent in the performance of his duties.

3.	Generate qualified leads, during selling periods, from local relevant associations, magazines, trade organizations and existing personal data.

4.	Maintain accurate data of all leads generating and sales activities and provide reports to the company on a weekly basis regarding the sales progress as well as consult on sales and marketing strategies.

5.	Maintain communication with other company’s departments i.e.: graphic designers, production, administration, accounting, etc. to ensure smooth flow and exchange of information and data.

6.	Devote sufficient time to the Business of the company and, when necessary, work additional hours for the performance of the services described herein. The contractor shall provide the services in a proper, loyal, diligent, efficient, professional manner and, at all times, shall use his best efforts to maintain and promote the best interest of the company.

(2)

Duties and Responsibilities of the Contractor:

1.	In accordance and in conjunction with corporate policies and infrastructure the Contractor will act, when required, as Publisher/ Chief Editor of the company’s publication.

2.	Devote sufficient time to the business of the company and, when required, work additional hours for the performance of his duties.

3.	Supervise, coordinate and interact with company’s staff and contractors as necessary.

4.	Gather, evaluate, edit and coordinate the lay-out of the news/editorial and advertising content to be inserted in the publication in a weekly basis

5.	Coordinate and supervise company’s graphic designers.

6.	Supervise pre-printing production activities and printing and distribution of the newspaper.

7.	Identify and secure trade professionals and corporations and negotiate, on behalf of the company, terms, conditions and costs for their services and products.

Terms of the Agreement:

1.	Duration of this agreement shall be for a period of three years commencing on the 1st day of June 2002 and terminating on the 31st day of July 2005. On the date of termination, the agent/contractor will have the option to renew this agreement, for an additional three years, according to the same terms and conditions described herein.

2.	The agreement may be terminated by either party, with cause, at any time or in the event that either party to this agreement breaches the terms and conditions described herein during the entire duration of the agreement by giving 30 days written notice.

3.

Compensation for acting as Agent/contractor shall be 25% commission on all sales generated by agent, paid on a bi-weekly basis for the duration of the agreement. Mr. Vultaggio will,also, be reimbursed for any reasonable out of pocket expenses that may be incurred by him during the performance of his duties as agent and contractor.

The company will provide the agent cash advances on commissions, on a regular basis, and as agreed upon by the company and agent.

(3)

General conditions:

1.	This agreement evidences the entire agreement between the parties and cannot be changed, modified or altered without the written consent by both undersigned parties.

2.	This agreement shall inure for the benefit of both the undersigned parties and shall be governed and construed in accordance with the laws of the province of British Columbia

Signed, sealed and delivered on the 1st day of June, 2002 by:

Per:	”Rino Vultaggio”	”Rino Vultaggio”
	Marco Polo World News Inc.	Rino Vultaggio